Vishay Precision Group to Acquire George Kelk Corporation (“KELK”)

MALVERN, PA, December 18, 2012 (BUSINESS WIRE) -- Vishay Precision Group, Inc. (NYSE: VPG) ("VPG" or the “Company”), a leading producer of precision sensors and systems, based on its resistive foil technology, today announced the signing of a definitive agreement to acquire the assets of George Kelk Corporation (“KELK”), of Toronto Canada, a privately held company. The acquisition is expected to close by January 31, 2013, subject to the satisfaction of customary conditions.

KELK is a designer and manufacturer of highly accurate, high technology mission critical electronic measurement and control equipment used by metals rolling mills and mining applications throughout the world.

Commenting on the acquisition, Marc Zandman, Chairman of the Board of VPG said, “This is the first acquisition by VPG and we are excited to welcome the KELK family into VPG. This acquisition follows our corporate growth strategy and allows us to expand our existing product portfolio of complementary products that use resistive foil technology.”

Commenting on the acquisition, Ziv Shoshani, Chief Executive Officer of VPG, said, “KELK is an excellent fit with VPG’s Weighing and Control Systems segment. Their products are complementary to our process weighing market sector for weighing and force measurement applications in the steel industry, where we are present with our two leading brand names of Nobel Weighing Systems and BLH. KELK is a worldwide leader in optical and roll force measurement solutions, which are based on VPG’s resistive foil technology.”

Ziv Shoshani also stated, “Beyond the complementary products, KELK will widen and strengthen our geographic footprint in the steel market, in which VPG is mainly in Europe while KELK is strong in Asia, Latin America and North America and certain emerging markets. This will enable us to achieve synergies in the steel industry on a worldwide basis.”

The purchase price for this business is approximately $50 million Canadian, subject to customary post-closing adjustments. VPG will finance the acquisition through a combination of cash on hand and third party borrowings. KELK experienced an average of approximately $30.0 million Canadian in annual net sales and an average of approximately $8.0 million Canadian in annual EBITDA over the last two years. The Company looks forward to adding an operation with this successful track record to its business for the future.

Conference Call and Webcast

A conference call and simultaneous audio webcast will take place at 10:00 a.m. (ET) on December 19, 2012. To access the conference call, interested parties may call 888-317-6016, internationally 1-412-317-6016 and Canada 1-855-669-9657, and enter conference number: 1002-2513, or log on to the IR page of the VPG website at http://ir.vishaypg.com for listen-only mode.

A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally +1-412-317-0088 and using the conference number: 1002-2513. The replay of the event will be available on the company's website at http://ir.vishaypg.com. It will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the Company's Force Sensors Products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vishaypg.com.

Forward-Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies and businesses, including KELK, the inability to realize anticipated synergies and expansion possibilities, difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our annual report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Vishay Precision Group, Inc.
Joseph DeSimone
Investor Relations
484-321-5327
Investors@VishayPG.com